(m)(6)(i)

AMENDED SCHEDULE A

Series

Voya Large-Cap Growth Fund (formerly, Voya Growth Opportunities Fund)

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund